EXHIBIT 99.1

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com

News Release

FOR RELEASE AT 5:30 AM PST FEBRUARY 1, 2013

Chevron Reports Fourth Quarter Net Income of $7.2 Billion

And 2012 Earnings of $26.2 Billion

Oil and gas reserves replacement reaches 112 percent for the year

SAN RAMON, Calif., February 1, 2013 – Chevron Corporation (NYSE: CVX) today reported earnings of $7.2 billion ($3.70 per share – diluted) for the fourth quarter 2012, compared with $5.1 billion ($2.58 per share – diluted) in the 2011 fourth quarter. Results in the 2012 period included a gain of $1.4 billion from an upstream asset exchange.

Full-year 2012 earnings were $26.2 billion ($13.32 per share – diluted), down 3 percent from $26.9 billion ($13.44 per share – diluted) in 2011.

Sales and other operating revenues in the fourth quarter 2012 were $56 billion, down from $58 billion in the year-ago period, mainly due to lower crude oil volumes.

Earnings Summary

	Fourth Quarter		Year
Millions of dollars	2012	2011	2012	2011

Earnings by Business Segment
Upstream	$6,858	$5,737	$23,788	$24,786
Downstream	925	(61)	4,299	3,591
All Other	(538)	(553)	(1,908)	(1,482)

Total (1)(2)	$7,245	$5,123	$26,179	$26,895

(1) Includes foreign currency effects	$ (131)	$ (83)	$ (454)	$ 121
(2) Net income attributable to Chevron Corporation (See Attachment 1)

“Chevron delivered another very strong year in 2012,” said Chairman and CEO John Watson. “Our upstream portfolio continues to produce excellent results. We’ve now led the industry in earnings per barrel for over three years. Our downstream businesses also delivered highly competitive earnings per barrel.”

“Strong cash flows allowed us to invest aggressively in our major capital projects and to acquire several important, new resource opportunities. We also raised the dividend on our common shares for the 25th consecutive year and continued our share repurchase program, both of which demonstrate our commitment to providing near-term, top-tier returns to our shareholders.”

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Watson continued, “We made significant progress on our Gorgon and Wheatstone LNG projects in Australia in the past year. At the same time, we announced six additional natural gas discoveries offshore Australia, and completed an asset exchange that increased our interests in Carnarvon Basin fields. These results support future expansion opportunities for these two projects.”

“We also expanded our global exploration resource acreage in 2012,” Watson noted, “including entries into five new countries, the addition of significant new acreage in the United States, and the recently announced acquisition of a 50 percent operated interest in a western Canada LNG project.”

Watson commented that the company added approximately 1.07 billion barrels of net oil-equivalent proved reserves in 2012. These additions, which are subject to final reviews, equate to 112 percent of net oil-equivalent production for the year. The largest additions were for the Gorgon Project, as a result of development drilling and additional reservoir data. Also significant were additions for fields in the United States, Asia and offshore eastern Canada. The company will provide additional details relating to 2012 reserve additions in its Annual Report on Form 10-K scheduled for filing with the SEC on February 22.

“In the downstream business, we completed a multiyear plan to streamline the asset portfolio. We continued to focus our investments toward higher growth and higher margin products,” Watson added. In 2012, the company’s 50 percent-owned affiliate, Chevron Phillips Chemical Company LLC, announced the beginning of commercial production at a petrochemical facility in Saudi Arabia, and the initiation of front-end engineering and design for several petrochemical projects on the U.S. Gulf Coast. Significant progress was also made on the construction of new capacity to make premium base oil at the company’s Pascagoula, Mississippi, refinery and additional capacity at the company’s existing additives plant in Singapore.

The company purchased $1.25 billion of its common stock in fourth quarter 2012 under its share repurchase program. Repurchases for the full year totaled $5 billion. At year end, balances of cash, cash equivalents, time deposits and marketable securities totaled $21.9 billion, an increase of $1.8 billion from the end of 2011. Total debt at December 31, 2012 stood at $12.2 billion, an increase of $2.0 billion from a year earlier.

UPSTREAM

Worldwide net oil-equivalent production was 2.67 million barrels per day in the fourth quarter 2012, up from 2.64 million barrels per day in the 2011 fourth quarter. Production increases from project ramp-ups in Nigeria, the United States and Thailand, higher cost recovery volumes in Bangladesh and new volumes from the recently-acquired Delaware Basin properties were partially offset by normal field declines and the continued shut-in of the Frade Field in Brazil.

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U.S. Upstream

	Fourth Quarter		Year
Millions of Dollars	2012	2011	2012	2011

Earnings	$1,363	$1,605	$5,332	$6,512

U.S. upstream earnings of $1.36 billion in the fourth quarter 2012 were down $242 million from a year earlier. Lower crude oil and natural gas realizations were partially offset by higher crude oil production.

The company’s average sales price per barrel of crude oil and natural gas liquids was $91 in the fourth quarter 2012, down from $101 a year ago. The average sales price of natural gas was $3.22 per thousand cubic feet, compared with $3.62 in last year’s fourth quarter.

Net oil-equivalent production of 674,000 barrels per day in the fourth quarter 2012 increased 13,000 barrels per day, or 2 percent, from a year earlier. The increase in production was primarily due to further ramp-up of projects in the Gulf of Mexico and the recently-acquired Delaware Basin properties, partially offset by an absence of volumes associated with Cook Inlet, Alaska, assets sold in 2011. The net liquids component of oil-equivalent production increased 3 percent in the 2012 fourth quarter to 462,000 barrels per day, while net natural gas production decreased 1 percent to 1.27 billion cubic feet per day.

International Upstream

	Fourth Quarter		Year
Millions of Dollars	2012	2011	2012	2011

Earnings*	$5,495	$4,132	$18,456	$18,274

*Includes foreign currency effects	$(34)	$(3)	$(275)	$211

International upstream earnings of $5.5 billion increased $1.4 billion from the fourth quarter 2011. The increase between quarters primarily reflected a gain of approximately $1.4 billion on an asset exchange in Australia. Foreign currency effects decreased earnings by $34 million, compared with a decrease of $3 million a year earlier.

The average sales price for crude oil and natural gas liquids in the 2012 fourth quarter was $100 per barrel, compared with $101 a year earlier. The average price of natural gas was $5.97 per thousand cubic feet, up from $5.55 in last year’s fourth quarter.

Net oil-equivalent production of 1.99 million barrels per day in the fourth quarter 2012 increased 14,000 barrels per day from a year ago. Production increases from project ramp-ups in Nigeria and Thailand and higher cost recovery volumes in Bangladesh were partially offset by the continued shut-in of the Frade Field in Brazil. The net liquids component of oil-equivalent production decreased 3 percent to 1.33 million barrels per day, while net natural gas production increased 8 percent to 3.96 billion cubic feet per day.

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DOWNSTREAM

U.S. Downstream

	Fourth Quarter		Year
Millions of Dollars	2012	2011	2012	2011

Earnings	$331	$(204)	$2,048	$1,506

U.S. downstream operations earned $331 million in the fourth quarter 2012, compared with a loss of $204 million a year earlier. The increase was due to improved margins on refined products and higher earnings from the 50 percent-owned Chevron Phillips Chemical Company LLC.

Refinery crude oil input of 702,000 barrels per day in fourth quarter 2012 decreased 61,000 barrels per day from the year-ago period, primarily due to an early-August fire at the refinery in Richmond, California that shut down the crude unit. Refined product sales of 1.15 million barrels per day were down 75,000 barrels per day from fourth quarter 2011, mainly reflecting lower gasoline, gas oil and kerosene sales. Branded gasoline sales decreased 2 percent to 507,000 barrels per day.

International Downstream

	Fourth Quarter		Year
Millions of Dollars	2012	2011	2012	2011

Earnings*	$594	$143	$2,251	$2,085

*Includes foreign currency effects	$(97)	$(81)	$(173)	$(65)

International downstream operations earned $594 million in the fourth quarter 2012, compared with $143 million a year earlier. Current quarter earnings benefited from higher gains on asset sales, primarily reflecting the sale of the company’s fuels marketing businesses in three countries in the Caribbean. A favorable change in effects on derivative instruments and improved margins on refined products also contributed to the higher earnings in the 2012 quarter.

Refinery crude oil input of 918,000 barrels per day increased 113,000 barrels per day from fourth quarter 2011, primarily due to consolidation of the 64 percent-owned Star Petroleum Refining Company beginning June 2012. Total refined product sales of 1.57 million barrels per day in the 2012 fourth quarter were flat compared to a year earlier.

ALL OTHER

	Fourth Quarter		Year
Millions of Dollars	2012	2011	2012	2011

Net Charges*	$(538)	$(553)	$(1,908)	$(1,482)

*Includes foreign currency effects	$0	$1	$(6)	$(25)

All Other consists of mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, energy services, alternative fuels, and technology companies.

Net charges in the fourth quarter 2012 were $538 million, compared with $553 million in the year-ago period.

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CAPITAL AND EXPLORATORY EXPENDITURES

Capital and exploratory expenditures in 2012 were $34.2 billion, compared with $29.1 billion in 2011. The amounts included approximately $2.1 billion in 2012 and $1.7 billion in 2011 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 89 percent of the companywide total in 2012.

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NOTICE

Chevron’s discussion of fourth quarter 2012 earnings with security analysts will take place on Friday, February 1, 2013, at 8:00 a.m. PST. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.

Chevron will post selected first quarter 2013 interim performance data for the company and industry on its Web site on Wednesday, April 10, 2013, at 2:00 p.m. PDT. Interested parties may view this interim data at www.chevron.com under the “Investors” section.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets,” “outlook” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemical margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes required by existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects

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of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 29 through 31 of the company’s 2011 Annual Report on Form 10-K. In addition, such results could be affected by general domestic and international economic and political conditions. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

Attachment 1

CHEVRON CORPORATION - FINANCIAL REVIEW

(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME	Three Months		Year
(unaudited)	Ended December 31		Ended December 31

	2012	2011	2012	2011
REVENUES AND OTHER INCOME
Sales and other operating revenues *	$56,254	$58,027	$230,590	$244,371
Income from equity affiliates	1,815	1,567	6,889	7,363
Other income	2,483	391	4,430	1,972

Total Revenues and Other Income	60,552	59,985	241,909	253,706

COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	33,959	36,363	140,766	149,923
Operating, selling, general and administrative expenses	7,455	7,278	27,294	26,394
Exploration expenses	357	386	1,728	1,216
Depreciation, depletion and amortization	3,554	3,313	13,413	12,911
Taxes other than on income *	3,251	2,680	12,376	15,628
Interest and debt expense	—	—	—	—

Total Costs and Other Deductions	48,576	50,020	195,577	206,072

Income Before Income Tax Expense	11,976	9,965	46,332	47,634
Income tax expense	4,679	4,813	19,996	20,626

Net Income	7,297	5,152	26,336	27,008
Less: Net income attributable to noncontrolling interests	52	29	157	113

NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$7,245	$5,123	$26,179	$26,895

PER-SHARE OF COMMON STOCK
Net Income Attributable to Chevron Corporation
- Basic	$3.73	$2.61	$13.42	$13.54
- Diluted	$3.70	$2.58	$13.32	$13.44
Dividends	$0.90	$0.81	$3.51	$3.09

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,938,257	1,972,803	1,950,480	1,986,482
- Diluted	1,952,298	1,987,146	1,964,755	2,000,785

* Includes excise, value-added and similar taxes.	$2,131	$1,713	$8,010	$8,085

Attachment 2

CHEVRON CORPORATION - FINANCIAL REVIEW

(Millions of Dollars)

(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended December 31		Year Ended December 31
	2012	2011	2012	2011
Upstream
United States	$1,363	$1,605	$5,332	$6,512
International	5,495	4,132	18,456	18,274

Total Upstream	6,858	5,737	23,788	24,786

Downstream
United States	331	(204)	2,048	1,506
International	594	143	2,251	2,085

Total Downstream	925	(61)	4,299	3,591

All Other (1)	(538)	(553)	(1,908)	(1,482)

Total (2)	$7,245	$5,123	$26,179	$26,895

SELECTED BALANCE SHEET ACCOUNT DATA	Dec. 31, 2012	Dec. 31, 2011
Cash and Cash Equivalents	$20,939	$15,864
Time Deposits	$708	$3,958
Marketable Securities	$266	$249
Total Assets	$232,982	$209,474
Total Debt	$12,192	$10,152
Total Chevron Corporation Stockholders' Equity	$136,524	$121,382

	Three Months Ended December 31		Year Ended December 31
	2012	2011	2012	2011
CAPITAL AND EXPLORATORY EXPENDITURES (3)
United States
Upstream	$3,488	$1,977	$8,531	$8,318
Downstream	792	567	1,913	1,461
Other	262	120	602	575

Total United States	4,542	2,664	11,046	10,354

International
Upstream	6,494	5,110	21,913	17,554
Downstream	512	487	1,259	1,150
Other	8	3	11	8

Total International	7,014	5,600	23,183	18,712

Worldwide	$11,556	$8,264	$34,229	$29,066

(1)    Includes mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies.

(2) Net Income Attributable to Chevron Corporation (See Attachment 1)
(3) Includes interest in affiliates:
United States	$126	$83	$308	$277
International	623	577	1,809	1,418

Total	$749	$660	$2,117	$1,695

Attachment 3

CHEVRON CORPORATION - FINANCIAL REVIEW

	Three Months Ended December 31		Year Ended December 31
	2012	2011	2012	2011
OPERATING STATISTICS (1)
NET LIQUIDS PRODUCTION (MB/D): (2)
United States	462	447	455	465
International	1,333	1,369	1,309	1,384

Worldwide	1,795	1,816	1,764	1,849

NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,273	1,290	1,203	1,279
International	3,963	3,658	3,871	3,662

Worldwide	5,236	4,948	5,074	4,941

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	674	661	655	678
International	1,994	1,980	1,955	1,995

Worldwide	2,668	2,641	2,610	2,673

SALES OF NATURAL GAS (MMCF/D):
United States	5,509	6,041	5,470	5,836
International	4,214	4,319	4,315	4,361

Worldwide	9,723	10,360	9,785	10,197

SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	167	165	157	161
International	92	86	88	87

Worldwide	259	251	245	248

SALES OF REFINED PRODUCTS (MB/D):
United States	1,152	1,227	1,211	1,257
International (5)	1,565	1,570	1,554	1,692

Worldwide	2,717	2,797	2,765	2,949

REFINERY INPUT (MB/D):
United States	702	763	833	854
International (6)	918	805	869	933

Worldwide	1,620	1,568	1,702	1,787

(1) Includes interest in affiliates.
(2) Includes: Canada - Synthetic Oil	43	39	43	40
Venezuela Affiliate - Synthetic Oil	22	37	17	32
(3) Includes natural gas consumed in operations (MMCF/D):

United States	58	62	51	69
International	524	548	523	513
(4) Oil-equivalent production is the sum of net liquids production and net gas production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.
(5) Includes share of affiliate sales (MB/D):	522	575	522	556
(6) As of June 2012, Star Petroleum Refining Company crude-input volumes are reported on a 100 percent consolidated basis. Prior to June 2012, crude-input volumes reflect a 64 percent equity interest.